UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2013

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 22, 2013, NeoPhotonics Corporation (the “Company”), Lapis Semiconductor Co., Ltd. (“Lapis”) and NeoPhotonics Semiconductor GK, a Japanese limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Demerger (the “Demerger Agreement”), pursuant to which Merger Sub would acquire certain of the assets and liabilities of Lapis in a statutory demerger (referred to in Japan as a kyūshū bunkatsu) transaction (the “Demerger”). The acquired assets substantially consist of the semiconductor optical business unit of Lapis, which is a wholly owned indirect subsidiary of ROHM Co., Ltd. The parties also entered into a Real Property and Facilities Forward Purchase Agreement, providing for the purchase of certain real estate associated with the business unit.

Total cash consideration is expected to be approximately $36.8 million, which is comprised of approximately $21.2 million in cash, before adjustments, for the business unit and an additional $15.6 million paid out over three years for associated real property owned by Lapis. The consideration will be paid in Japanese yen. The Demerger Agreement has been unanimously approved by the boards of directors of both the Company and Lapis.

Consummation of the Demerger is subject to customary closing conditions, including the accuracy of the representations and warranties of Lapis contained in the Demerger Agreement and the absence of any material adverse effect on Lapis. The transaction is expected to close in the second calendar quarter of 2013 or sooner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2013	NEOPHOTONICS CORPORATION

	By:	/s/ James D. Fay
James D. Fay
Senior Vice President and Chief Financial Officer